UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2006

Voxware, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-021403	36-3934824
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

168 Franklin Corner Road, Lawrenceville, New Jersey	08648
(Address of Principal Executive Offices)	(Zip Code)

(609) 514-4100
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On October 31, 2006, Thomas J. Drury, Jr. tendered his resignation as President, Chief Executive Officer and as a director of the Company, effective on October 31, 2006. Mr. Drury’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(c) On October 31, 2006, the Board of Directors appointed Scott J. Yetter, the then current Vice President of Sales and Marketing for North America, to President of the Company, effective on October 31, 2006.

Scott J. Yetter, 45, has served as Vice President of Marketing and Sales for North America of the Company since August 2006. Mr. Yetter brings 19 years of experience in sales, marketing and executive management to his position, having spent 11 of those years at American Software, Inc., an early provider of ERP and supply chain solutions. Prior to joining the Company in August 2006, Mr. Yetter was President of Media DVX, a distributor of digital content, from April 2003 to May 2005. From September 2001 to March 2003, Mr. Yetter was a principal at Katalyst Venture Partners, a venture/consulting firm. From 1985 to May 2001, he held various sales positions at Impresse Corporation, I2 Technologies, and JBA International. Mr. Yetter holds a B.S. in Industrial Engineering from Georgia Institute of Technology.

There was no arrangement or understanding between Mr. Yetter and any other persons pursuant to which Mr. Yetter was selected as President. There is no family relationship between Mr. Yetter and any of the executive officers, directors or director nominees of the Company. The Company knows of no transactions involving the Company during the last two years in which Mr. Yetter has a direct or indirect interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VOXWARE, INC.

Dated: November 1, 2006	By:/s/ Paul Commons
Name: Paul Commons
Title: Vice President and Chief Financial Officer